Exhibit 99.2

        Statement Regarding Absence of Consent from Arthur Andersen, LLP

     The Board of Directors previously appointed Arthur Andersen LLP ("Andersen"), independent public accountants, to serve as auditors for the fiscal year ending May 31, 2002. Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if any part of a registration statement at the time such part becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

     The Information Statement to which this exhibit is attached is incorporated by reference into Royal Precision, Inc. Registration Statements on Form S-8 Nos. 333-35605, 33-66381, and 333-47466 (collectively, the "Registration Statements") and, for purposes of determining any liability under the Securities Act, is deemed to be a new registration statement for each Registration Statement into which it is incorporated by reference.

     On January 25, 2002, the Company received a letter from Andersen stating that the client-auditor relationship would cease upon the completion of the third quarter review for the quarter ending February 28, 2002. The Company received a letter from Andersen dated April 8, 2002 stating that Andersen is amending its January 25, 2002 letter and confirming that the client-auditor relationship between the Company and Andersen is ceasing immediately and that the quarterly review for the quarter ending February 28, 2002 would not be conducted by Andersen. The letter by Andersen reflects Andersen's resignation. The Company appointed Ernst & Young LLP on May 24, 2002 to replace Andersen. The Company's understanding is that the staff of the Securities and Exchange Commission has taken the position that it will not accept consents from Andersen if the engagement partner and the manager for the Company audit are no longer employed by Andersen. Both the engagement partner and the manager for the Company audit are no longer employed by Andersen. As a result, the Company has been unable, after reasonable efforts, to obtain Andersen's written consent to the incorporation by reference into the Registration Statements of Andersen's audit report with respect to Royal Precision, Inc. financial statements as of May 31, 2001 and 2000 and for the years then ended. Under these circumstances, Rule 437a under the Securities Act permits the Company to file the Information Statement to which this exhibit is attached without a written consent from Andersen. As a result, however, Andersen will not have any liability under
Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein. Accordingly, you (a person acquiring securities of the Company) would be unable to assert a claim against Andersen under Section 11(a) of the Securities Act for any purchases of securities under the Registration Statements made on or after the date of the Information Statement to which this exhibit is attached. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including the Company's officers and directors, may still rely on Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.

     The Company has had no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure during the fiscal years ended May 31, 2000 and 2001 or the subsequent interim periods of the Fiscal Year ended May 31, 2002, through April 9, 2002, the date of cessation of the relationship which, if not resolved to the satisfaction of Andersen, would have caused Andersen to make a reference to the matter in their report.

     During the Company's two most recent fiscal years ended May 31, 2000 and 2001 and the subsequent interim period of the fiscal year ended May 31, 2002 prior to engaging E&Y, the Company did not consult with E&Y regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered on the Company's financial statements; nor (ii) any matter that was either the subject of any disagreement (as defined in paragraph (a)(1)(iv) and the related instructions to Item 4 of Item 304 of Regulation S-K) or a reportable event (as described in paragraph (a)(1)(v) of Item 4 of Item 304 of Regulation S-K).